Exhibit 99.1

Jan. 30, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	Bob Denham
Senior Vice President	Senior Vice President
Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-1475

Despite strong performance, BB&T will not pay bonuses to members of executive team

     WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT), which earned $1.5 billion in net income in 2008, said today that members of its executive team will not receive annual bonuses under its short-term incentive plan.

     “We have traditionally set very difficult goals, and although we are among the top performers in the financial industry in 2008, we did not earn a bonus based on our targets,” said Chief Executive Officer Kelly S. King. “This has been an extremely difficult economic environment, even for well-capitalized and profitable financial institutions.”

     BB&T is one of the strongest capitalized financial institutions in the industry. BB&T’s Tier I capital ratio, a measure of financial strength and soundness, is 12.0 percent, significantly higher than the government’s safety threshold of 6 percent. BB&T’s total capital ratio is 17.1 percent, notably higher than the government’s minimum ratio to be well capitalized of 10 percent.

     With $152 billion in assets, BB&T Corporation (NYSE: BBT) is the nation’s 12th largest financial holding company and operates more than 1,500 financial centers in 11 states and Washington, D.C. More information about the company is available at BBT.com.

#